EXHIBIT 1

Executive Officers and Directors of Clal Electronics Industries Ltd.
(As of August 8, 2012)

Name	Business Address	Citizenship	Present Principal Occupation or Employment	Name, Principal Business and Address of Employer
Avi Fischer	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel
Director;
Chairman of the Board of Directors of Clal Industries and Investments Ltd;
Chairman of the Board of Directors of Clal Biotechnology Industries Ltd;
Co-Chairman of the Board of Directors of Infinity Israel-China.
Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Guy Rosen	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Director; Deputy Chief Executive Officer of Clal Industries and Investments Ltd.	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Yehuda Ben Ezra	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Director; Vice President and Comptroller of Clal Industries and Investments Ltd.	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th floor, Tel-Aviv 67023, Israel
Gonen Bieber	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel and Germany	Director; Chief Financial Officer of Clal Industries and Investments Ltd.	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel